EXHIBIT 10.48

Loan No. RIA475T02A-HGF

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 27, 2005, (the “MLA”), is entered into as of November 7, 2006, between DAKOTA FUELS, INC., (“Dakota Fuels”) and HEARTLAND GRAIN FUELS, L.P., Aberdeen, South Dakota (the “Company”), and amends and restates the Supplement dated October 27, 2005 and numbered RIA475T02-HGF.

SECTION 1.  The Revolving Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $6,750,000.00 at any one time outstanding (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.  Purpose.  The purpose of the Commitment is to refinance the Company’s indebtedness to CoBank, ACB, under the Revolving Term Loan Supplement dated as of August 26, 2003, and numbered A475T02B and to provide working capital to the Company.

SECTION 3.  Term.  The term of the Commitment shall be from the date hereof, up to and including January 20, 2008, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.  Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)          Agent Base Rate.  At a rate per annum equal at all times to the rate of interest established by the Agent from time to time as the CoBank Base Rate, as defined in Section 4(A) of the corresponding Revolving Term Loan Supplement between the Agent and Dakota Fuels that funds advances hereunder, plus any applicable interest rate spread specified in Section 4(A) of such Revolving Term Loan Supplement between the Agent and Dakota Fuels, including any amendments or replacements thereto.  The CoBank Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

(B)          Fixed Rate.  At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that (1) the minimum fixed period shall be 30 days; (2) the minimum amount that may be fixed each time shall be $100,000.00; and (3) the maximum number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein shall be received by 12:00 Noon Company’s local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or such other day that Agent shall require in a written notice to the Company.

SECTION 5.  Promissory Note.  The Company promises to repay the loans on January 20, 2008.  If any installment due date is not a day on which Dakota Fuels is open for business, then such payment shall be made on the next day on which Dakota Fuels is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.  Commitment Fee.  In consideration of the Commitment, the Company agrees to pay Dakota Fuels a commitment fee on the average daily unused portion of the Commitment at the rate of 1/2 of 1% per annum (calculated on a360 day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

DAKOTA FUELS, INC.	HEARTLAND GRAIN FUELS, L.P. By: DAKOTA FUELS, INC., General Partner

By: /s/ Bill Paulsen	By: /s/ Bill Paulsen

Title: Treasurer	Title: Treasurer